Independent Auditors' Consent






To the Shareholders and Board of Directors
The Dreyfus/Laurel Funds, Inc.


We consent to the use of our report dated December 17, 1997 on the financial statements and financial highlights included in the Annual Report of Dreyfus International Equity Allocation Fund (one of the funds comprising the Dreyfus/Laurel Funds, Inc.), incorporated by reference in the Registration Statement on Form N-14 of Dreyfus Index Funds, Inc., on behalf of Dreyfus International Stock Index Fund. In addition, we consent to the reference to our Firm, under the headings "Financial Statements and Experts" and "Agreement and Plan of Reorganization" in such Registration Statement.


                                    /s/ KPMG Peat Marwick LLP
                                    KMPG Peat Marwick LLP


New York, New York
February 26, 1998